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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE:


                        ABMC Announces Management Changes

Kinderhook, N.Y., January 22, 2004 - American Bio Medica Corporation (Nasdaq:ABMC) announced today that Donal V. Carroll has been removed from the position of chief executive officer, effective January 21, 2004. He had held the position since October, 2003. Mr. Carroll continues to serve as a member of the Company's Board of Directors.

While the Company looks for a successor, the Executive Committee of the Board of Directors will work closely with ABMC's Chief Financial Officer Keith Palmer, Chief Scientific Officer Martin Gould, and Vice President of Sales and Marketing Todd Bailey, in the day-to-day management of the Company.

Edmund Jaskiewicz, President of ABMC and a member of the Executive Committee of the Board stated: "Immediate action was necessary to insure our objective of continued sales and earnings growth in this quarter as well as the remainder of 2004. ABMC is committed to maximizing shareholder value by continuing to strengthen the fundamentals of our Company."

About American Bio Medica Corporation

American Bio Medica Corporation is a biotechnology company that develops, manufactures and markets accurate, cost-effective immunoassay diagnostic test kits, including some of the world's most effective point-of-collection tests for drugs of abuse. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC's Rapid Drug Screen(R), Rapid One(R), Rapid Tec(R) and Rapid Tec Cup(TM) products test for the presence or absence of drugs of abuse in urine, while OralStat(R) tests for the presence or absence of drugs of abuse in saliva. ABMC has been named among the 2002 Deloitte & Touche Technology Fast 500, a listing of the fastest-growing technology companies in North America.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, the following: continued acceptance of the Company's products, increased levels of competition in our industry, the acceptance of new products, inherent risks associated with product development and intellectual property rights, the Company's dependence on key personnel, third party sales and suppliers. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled "Risk Factors" in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2002, and quarterly reports on Form 10-QSB on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

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